EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Natus Medical Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 333-65584, 333-133657, and 333-174702) on Form S-8 and registration statements (Nos. 333-133480, 333-150503 and 333-171489) on Form S-3 of Natus Medical Incorporated of our reports dated March 16, 2015, with respect to the consolidated balance sheet of Natus Medical Incorporated as of December 31, 2014, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Natus Medical Incorporated.

Our report dated March 16, 2015 on the effectiveness of internal control over financial reporting as of December 31, 2014 expresses our opinion that Natus Medical Incorporated did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states there was a lack of sufficient resources to effectively design, implement, and operate controls over certain accounts with an appropriate degree of precision.

(signed) KPMG LLP

San Francisco, CA

March 16, 2015